Exhibit (i)(b)
LETTERHEAD OF WILLKIE FARR & GALLAGHER LLP
December 21, 2006
Legg Mason Partners Variable Portfolios II
125 Broad Street
New York, New York 10004
Ladies and Gentlemen:
You have requested us, as counsel to Legg Mason Partners Variable Portfolios II (the “Trust”), a business trust organized under the laws of the Commonwealth of Massachusetts, to furnish you with this opinion in connection with the Trust’s filing of Post-Effective Amendment No. 35 (the “Amendment”) to its Registration Statement on Form N-1A (Securities Act File No. 033-40603 and Investment Company Act File No. 811-06310) (the “Registration Statement”), registering an unlimited number of Class II shares of beneficial interest, $0.001 par value per share, of the Trust (the “Shares”) representing interests in Legg Mason Partners Variable Fundamental Value Portfolio (the “Fund”), a series of the Trust.
We have examined the Fund’s prospectus and statement of additional information (the “Statement of Additional Information”) included in the Amendment, the Trust’s First Amended and Restated Trust Agreement (the “Trust Agreement”) and By-Laws, each as amended, and resolutions adopted by the Board of Trustees of the Trust relating to the authorization of the sale and issuance of the Shares (the “Resolutions”). We have also examined such other records, documents, papers, statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.
In our examination of the materials described above, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Corporation and others, which facts we have not independently verified.
Based upon the foregoing, we are of the opinion that the issuance of the Shares has been duly authorized and, when and if delivered against payment of net asset value therefor in accordance with the Resolutions and the Trust Agreement, that the Shares will be validly issued, fully paid and nonassessable by the Trust, except that, as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations, assuming that (i) at the time of sale such Shares are sold at a sales price in each case in excess of the par value of the Shares; (ii) the issuance of the Shares does not cause the number of outstanding shares to exceed the number of authorized shares provided for in the Trust Agreement, as amended to the date of issuance; and (iii) the Resolutions that are in effect on the date hereof have not been modified or withdrawn and are in full force and effect on the date of issuance.
We hereby consent to the filing of this opinion as an exhibit to the Amendment, to the reference to us in the Statement of Additional Information and to the filing of this opinion as an exhibit to any application made by or on behalf of the Trust or any distributor or dealer in connection with the registration or qualification of the Trust or the Shares under the securities laws of any state or other jurisdiction.
We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the laws of the Commonwealth of Massachusetts, we have relied upon the opinion of Goodwin Procter LLP (which is attached hereto).

Legg Mason Partners Variable Portfolios II
December 21, 2006

Very truly yours,
WILLKIE FARR & GALLAGHER LLP